Exhibit 16

BRAVERMAN INTERNATIONAL, P.C.
1255 McDonald Drive
Prescott, AZ 86303
928-771-1122

U.S. Securities and Exchange Commission:

The firm of Braverman International, P.C., (formerly Braverman & Company, P.C.) Certified Public Accountants, hereby agrees with the statements made by Vorsatech Ventures, Inc. in response to Item 4.01 of Form 8-K, dated July 15, 2005.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, AZ
July 15, 2005